For Immediate Release

U.S. Media Relations: +1 479/273-4314 (Amy Wyatt)

Germany Media Relations: +49 202 2829-1238 (Susanne Mueller)

Investor Relations: +1 479/273-8446 (Pauline Tureman)

Wal-Mart Announces Sale of German Business

85-Supercenter Chain to be Sold to Metro AG

BENTONVILLE, Ark., July 28, 2006 – Michael Duke, Vice-Chairman of Wal-Mart Stores, Inc., announced today that the company has agreed to sell its German retail business to Metro AG. The terms of the agreement were not disclosed.

“As we focus our efforts on where we can have the greatest impact on our growth and return on investment strategies, it has become increasingly clear that in Germany’s business environment it would be difficult for us to obtain the scale and results we desire,” said Duke. “This sale positions us to increase our focus on the markets where we can achieve our objectives.”

“We appreciate the contributions our German associates have made to build up our business in Germany,” Duke added. “We will work closely with Metro to have a smooth transition.”

The Company expects to incur a pre-tax loss related to this transaction of approximately US$1 billion for the Company’s second quarter of fiscal year 2007.

Wal-Mart’s international operations comprise 2,700 stores in 14 countries outside the United States. In the past year, the company became majority owner of Seiyu in Japan, completed its acquisition of Sonae in Brazil, and expanded into six new markets including Northern Ireland, Costa Rica, El Salvador, Guatemala, Honduras and Nicaragua. Combined with its U.S. and SAM’s CLUB divisions, Wal-Mart operates more than 6,600 retail outlets globally with sales of US$312 billion last year.

Wal-Mart Germany operates 85 Supercenters employing 11,000 associates. Wal-Mart entered the German market eight years ago with the acquisition of the Wertkauf and Interspar hypermarket chains. The transaction is subject to approval by the competent anti-trust authorities.

Wal-Mart Announces Sale	Page 2

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The Company has operations in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico, South Korea and the United Kingdom.. The company’s securities are listed on the New York Stock Exchange and NYSE Arca, formerly the Pacific Stock Exchange, under the symbol WMT. Online merchandise sales are available at www.walmart.com.

This press release contains a statement that Wal-Mart believes is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995 that is intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. That forward-looking statement discusses the loss the Company expects to incur with respect to the transaction discussed in this press release and is identified by use of the word “expects” in the statement. That forward-looking statement is subject to certain important risks and other factors that could cause the amount of the loss incurred to differ materially from the amount discussed in the forward-looking statement, including whether the transaction is closed, whether, in order to obtain regulatory approvals of the transaction or for other reasons, the terms of the transaction are modified, the timing of the transaction’s closing, and the amount of any transaction-related costs and liabilities ultimately incurred by the Company. The forward-looking statement included in this release is made only as of the date hereof, and we undertake no obligation to update the forward-looking statement to reflect subsequent events or circumstances.

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